Exhibit 99.1

Press Release

Inova announces Special Stock Dividend following record revenue and EBITDA.

Las Vegas, NV October 25, 2010. Inova Technology (“INVA”) has announced a Special Stock Dividend following the record profits and EBITDA for the quarter ending July 2010.

EBITDA for the quarter ending July 31, 2010 was $770,231. Net revenues increased from $4,934,674 in the three-month period ending July 31, 2009 to $7,868,228 for the three-month period ending July 31, 2010.

On October 20, 2010 the Board of Directors to approved a resolution to complete the issue of a stock dividend to all current shareholders. The ratio will be 20 new shares for every one share held by all shareholders as at the record date. The record date is Friday October 15, 2010. The authorized shares of the company will be adjusted by the same ratio. The stock dividend will not result in an increase or decrease of the proportion of total outstanding stock held by any shareholder. The dividend will result in an increase in the size of the company’s float (which is broadly defined as the free trading shares held by unaffiliated shareholders) which may contribute to a more active market in the company’s stock.  Shareholders are advised to contact their tax advisors regarding any taxation implications of this dividend.

“Given the record revenue and EBITDA for the July quarter, this is a good time for us to announce the special stock dividend”, said CEO, Mr. Adam Radly.

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.invoatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

# # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.